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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Amendment No. 1 to Registration Statement No.
333-38954 of Hydril Company of our report dated April 12, 2000 (August   , 2000,
as to Notes 4, 8, 11 and 13) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



Houston, Texas


July 27, 2000



The consolidated financial statements reflect the increase in authorized shares of common stock and preferred stock and the creation of class B common stock, the conversion of the outstanding common stock into class B common stock, and the five-for-one stock dividend of class B common stock to be effected and accounted for as a stock split, all of which will be completed before consummation of the offering. The above consent is in the form which will be signed by Deloitte & Touche LLP after the increase in authorized shares and creation of the class B common stock, and conversion of the outstanding common stock into class B common stock and upon consummation of such stock dividend, all of which is described in Note 8 of the Notes to Consolidated Financial Statements, and assuming that from April 12, 2000 to the date of such conversion and stock dividend accounted for as a stock split, no other items shall have occurred that would affect the accompanying consolidated financial statements and notes thereto.



/s/ DELOITTE & TOUCHE LLP



Houston, Texas


July 28, 2000